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                                                            EXHIBIT B

                             SUB-ADVISORY AGREEMENT


         Agreement, dated as of _____, 1996, by and between Wasatch
Advisors, Inc., a Utah corporation (the "Adviser"), and Hoisington Investment Management Company, a Texas corporation (the "Sub-Adviser").

         WHEREAS, the Adviser is the investment adviser to the Wasatch-Hoisington U.S. Treasury Fund (the "Fund") (formerly "Wasatch Income Fund"), which is a series of Wasatch Funds, Inc. (the "Company"), which is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"); and

         WHEREAS, the Adviser desires to retain the Sub-Adviser to assist the Adviser in furnishing an investment program to the Fund.

         NOW, THEREFORE, in consideration of the mutual agreements herein made, the Adviser and the Sub-Adviser agree as follows:

         1. The Adviser hereby employs the Sub-Adviser to serve as sub-adviser with respect to the assets of the Fund, and to perform the services hereinafter set forth. The Sub-Adviser hereby accepts such employment and agrees, for the compensation herein provided, to assume all obligations herein set forth and to bear all expenses of its performance of such obligations (but no other expenses). The Sub-Adviser shall not be required to pay expenses of the Fund or the Company, unless otherwise explicitly provided herein. The Sub-Adviser shall for all purposes herein be deemed to be an independent contractor and shall, except as expressly provided or authorized (whether herein or otherwise), have no authority to act for or on behalf of the Fund or the Company in any way or otherwise be deemed an agent of the Fund or the Company.

         2. The Sub-Adviser shall direct the investment of the Fund's assets in accordance with the 1940 Act, the provisions of the Internal Revenue Code of 1986, as amended, relating to regulated investment companies, applicable laws, and the investment objectives, policies and restrictions set forth in the Fund's Prospectus and Statement of Additional Information filed with the Securities and Exchange Commission pursuant to Rule 497 under the Securities Act of 1933, subject to the supervision of the Company, its officers and directors, and the Adviser and in accordance with the investment objectives, policies and restrictions from time to time prescribed by the Board of Directors of the Company and communicated by the Adviser to the Sub-Adviser and subject to such further limitations as the Adviser may from time to time impose by written notice to the Sub-Adviser.

         3. The Sub-Adviser shall formulate and implement a continuing program for the management of the Fund's assets. The Sub-Adviser shall amend and update such program from time to time as financial and other economic conditions warrant. The Sub-Adviser shall make all determinations with respect to the investment of the assets of the Fund and shall take such steps as may be necessary to implement the same, including the placement of purchase and sale orders on behalf of the Fund. The Sub-Adviser shall advise the Adviser and, if requested by the Adviser, advise the Company's Board of Directors (which shall make all non-investment decisions with respect to the securities in which the assets of the Fund may be invested), of the manner in which voting rights, rights to consent to corporate action, and any other noninvestment decisions pertaining to the Fund's portfolio securities should be exercised.





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         4.  The Sub-Adviser shall furnish such reports to the Adviser as the
Adviser may reasonably request for the Adviser's use in discharging its obligations under the Advisory and Service Contract between the Fund and the Adviser (the "Advisory Agreement"), which reports may be distributed by the Adviser to the Company's Board of Directors at periodic meetings of such Board and at such other times as may be reasonably requested by the Company's Board of Directors. Copies of all such reports shall be furnished to the Adviser for examination and review within a reasonable time prior to the presentation of such reports to Company's Board of Directors.

         5. The Sub-Adviser shall select the brokers and dealers that will execute the purchases and sales of portfolio instruments for the Fund and markets on or in which such transactions will be executed and shall place, in the name of the Fund or its nominee, all such orders.

         (a) When placing such orders, the Sub-Adviser is authorized to employ such dealers and brokers as may, in the judgment of the Sub-Adviser (taking into account such factors as price, including dealer spread, the size, type and difficulty of the transaction involved, the firm's general execution and operational facilities and the firm's risk in positioning the securities), implement the policy of the Fund to obtain the best price and execution. Consistent with this policy, the Sub-Adviser is authorized to direct the execution of the Fund's portfolio transactions to dealers and brokers furnishing statistical information or research deemed by the Sub-Adviser to be useful or valuable to the performance of its sub-advisory functions for the Fund. Information so received will be in addition to and not in lieu of the services required to be performed by the Sub-Adviser.

         It is understood that certain other clients of the Sub-Adviser may have investment objectives and policies similar to those of the Fund, and that the Sub-Adviser may, from time to time, make recommendations that result in the purchase or sale of a particular security by its other clients simultaneously with the Fund. If transactions on behalf of more than one client during the same period increase the demand for securities being purchased or the supply of securities being sold, there may be an adverse effect on price or quantity. In such event, the Sub-Adviser shall allocate advisory recommendations and the placing of orders in a manner that is deemed equitable by the Sub-Adviser to the accounts involved, including the Fund. When two or more of the clients of the Sub-Adviser (including the Fund) are purchasing or selling the same security on a given day from the same broker or dealer, such transactions may be averaged as to price.

         (b) The Sub-Adviser agrees that, except to the extent permitted under Rule 17a-7 under the 1940 Act, or under any no-action letter or exemptive order issued to the Company or the Fund by the Securities and Exchange Commission, it will not purchase or sell securities for the Fund in any transaction in which it, the Adviser or any "affiliated person" of the Company, the Fund, the Adviser or Sub-Adviser or any affiliated person of such "affiliated person" is acting as principal. The Sub-Adviser agrees that any transactions effected under Rule 17a-7 shall comply with the then-effective procedures adopted under such rule by the Company's Board of Directors.

         (c) The Sub-Adviser agrees that it will not execute any portfolio transactions for the Fund with a broker or dealer or futures commission merchant which is an "affiliated person" of the Company, the Fund, the Adviser or the Sub-Adviser or an "affiliated person" of such an "affiliated person" without the prior written consent of the Adviser. In effecting such transactions, the Sub-Adviser shall comply with Section 17(e)(1) of the 1940 Act and the then-effective procedures adopted under such rule by the Company's Board of Directors.

         (d) The Sub-Adviser shall promptly communicate to the Adviser and, if requested by the Adviser, to the Company's Board of Directors, such information relating to portfolio transactions as the Adviser may reasonably request. The parties understand that the Fund shall bear all brokerage commissions in connection with the purchases and sales of portfolio securities for the Company and all





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ordinary and reasonable transaction costs in connection with purchases of such securities in private placements and subsequent sales thereof.

         6. The Sub-Adviser may (at its cost except as contemplated by paragraph 5 of this Agreement) employ, retain or otherwise avail itself of the services and facilities of persons and entities within its own organization or any other organization for the purpose of providing the Sub-Adviser, the Adviser, the Fund, or the Company with such information, advice or assistance, including but not limited to advice regarding economic factors and trends and advice as to transactions in specific securities, as the Sub-Adviser may deem necessary, appropriate or convenient for the discharge of its obligations hereunder or otherwise helpful to the Adviser, the Fund, or the Company, or in the discharge of the Sub-Adviser's overall responsibilities with respect to the other accounts for which it serves as investment manager or investment adviser.

         7. The Sub-Adviser shall cooperate with and make available to the Adviser, the Fund, the Company and any agents engaged by the Company, the Sub-Adviser's expertise relating to matters affecting the Company.

         8. For the services to be rendered and the facilities to be furnished under this Agreement, the Adviser shall pay to the Sub-Adviser a monthly management fee computed at the annual rate of .02% of the Fund's average daily net assets as long as and whenever the Fund has net assets of less than $20 million, and one-half (1/2) of the monthly fee the Adviser receives from the Fund under the Advisory and Service Contract as long as and whenever the Fund has net assets of $20 million or more. Such fee shall be payable on the fifteenth day of each calendar month for services performed hereunder during the preceding month. The net asset value of the Fund shall be calculated as of the close of the New York Stock Exchange on each day the Exchange is open for trading or as of such other time or times as the Company's Board of Directors may determine in accordance with the provisions of the 1940 Act. On each day when net asset value is not calculated, the net asset value of a share of common stock of the Fund shall be deemed to be the net asset value of such a share as of the close of business on the last day on which such calculation was made for the purpose of the foregoing computations.

         If this Agreement becomes effective subsequent to the first day of a month or shall terminate before the last day of a month, compensation for that part of the month during which this Agreement is in effect shall be prorated in a manner consistent with the calculation of fees as set forth above.

         9.  The Sub-Adviser represents, warrants and agrees that:

                 (a) The Sub-Adviser is registered as an "investment adviser" under the Investment Advisers Act of 1940 ("Advisers Act") and is currently in compliance and shall at all times continue to comply with the requirements imposed upon it by the Advisers Act and other applicable laws and regulations. The Sub-Adviser agrees to (i) supply the Adviser with such documents as the Adviser may reasonably request to document compliance with such laws and regulations and
         (ii) immediately notify the Adviser of the occurrence of any event which would disqualify the Sub-Adviser from serving as an investment adviser of a registered investment company pursuant to any applicable law or regulation.

                 (b) The Sub-Adviser will maintain, keep current and preserve on behalf of the Fund in the manner provided by the 1940 Act all records required by the 1940 Act with respect to the Sub-Adviser's activities hereunder. The Sub-Adviser agrees that such records are the property of the Company, and will be surrendered to the Company promptly upon request.

                 (c) The Sub-Adviser will complete such reports concerning purchases or sales of securities on behalf of the Fund as the Adviser may from time to time require to document




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compliance with the 1940 Act, the Advisers Act, the Internal Revenue Code,
applicable state securities laws and other applicable laws and regulations or regulatory and taxing authorities in countries other than the United States.

                 (d) After filing with the Securities and Exchange Commission any amendment to its Form ADV, the Sub-Adviser will promptly furnish a copy of such amendment to the Adviser.

                 (e) The Sub-Adviser will immediately notify the Adviser of the occurrence of any event which would disqualify the Sub-Adviser from serving as an investment adviser of an investment company pursuant to Section 9 of the 1940 Act or any other applicable statute or regulation.

         10.  The Adviser represents, warrants and agrees that:

                 (a) It has been duly authorized by the Board of Directors of the Company to delegate to the Sub-Adviser the provision of the services contemplated hereby.

                 (b) The Adviser and the Company are currently in compliance and shall at all times continue to comply with the requirements imposed upon the Adviser and the Company by applicable law and regulations.

         11. The Sub-Adviser will not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund or its shareholders in connection with the performance of its duties under this Agreement, except a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its duties under this Agreement.

         12. The Sub-Adviser hereby grants the Fund and the Company the right to use "Hoisington" in the name of the Fund so long as the Sub-Adviser is the sub-adviser to the Fund. If the Sub-Adviser ceases to be the Fund's sub-adviser, the Fund will promptly change its name to omit the reference to "Hoisington." The Sub-Adviser agrees that so long as "Hoisington" is included in the Fund's name, it will not allow the use of "Hoisington" in the name of any other public investment company without the express written consent of the Adviser or the Fund.

         13. This Agreement shall become effective as of the date first set forth above. Unless sooner terminated as hereinafter provided, this Agreement shall continue in effect for a period of two years from the date of its execution, and thereafter shall continue in effect only so long as such continuance is specifically approved at least annually (a) by the Board of Directors of the Company or by the vote of a majority of the outstanding voting securities of the Company, and (b) by the vote of a majority of the directors who are not parties to this Agreement or Interested Persons of any such parties, cast in person at a meeting called for the purpose of voting on such approval. It shall be the duty of the Directors of the Company to request and evaluate, and the duty of the Adviser and Sub-Adviser to furnish, such information as may be reasonably necessary to evaluate the terms of this Agreement and any renewal thereof.

         This Agreement may be terminated at any time without the payment of any penalty (a) by the vote of the Board of Directors of the Company or by the vote of the holders of a majority of the outstanding voting securities of the Fund, upon 60 days' written notice to the Adviser and the Sub-Adviser, or
(b) by the Adviser, upon 60 days' written notice to the Sub-Adviser; or (c) by the Sub-Adviser, upon 60 days' written notice to the Adviser. This Agreement shall automatically terminate in the event of its assignment as defined in the 1940 Act and the rules thereunder.

         Wherever referred to in this Agreement, the vote or approval of the holders of a majority of the outstanding voting securities or shares of the Fund shall mean the vote of 67% or more of such shares if





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the holders of more than 50% of such shares are present in person or by proxy or the vote of more than 50% of such shares, whichever is less.

         14. No amendment to or modification of this Agreement shall be effective unless and until approved by the vote of a majority of the outstanding shares of the Fund.

         15. This Agreement shall be binding upon, and inure to the benefit of, the Adviser and the Sub-Adviser, and their respective successors.

         16. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

         17. Nothing herein shall be deemed to limit or restrict the right of the Sub-Adviser, or any affiliate of the Sub-Adviser, or any employee of the Sub-Adviser, to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other corporation, firm, individual or association.

         18. To the extent that state law is not preempted by the provisions of any law of the United States heretofore or hereafter enacted, as the same may be amended from time to time, this Agreement shall be administered, construed and enforced according to the laws of the State of Utah.

         IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers thereunto duly authorized in multiple counterparts, each of which shall be an original but all of which shall constitute one and the same instrument.

                                               WASATCH ADVISORS, INC.



                                               By________________________
                                               Name:
                                               Title:



                                               HOISINGTON INVESTMENT
                                               MANAGEMENT COMPANY



                                               By________________________
                                               Name:
                                               Title: